Exhibit 99.1

Genstar Capital Completes ERT Acquisition In A Take-Private Transaction

PHILADELPHIA, July 3, 2012/PRNewswire/—ERT (Nasdaq: ERT), a global technology-driven provider of health outcomes services to biopharmaceutical sponsors and contract research organizations (CROs), announced today that Genstar Capital, LLC, has completed its acquisition of the company in a take-private transaction valued at approximately $400 million.

Dr. Jeffrey Litwin, who will continue to lead ERT as CEO, said, “As a private company we will continue to serve our customers and enhance our suite of products. We have been able to grow our company into a global leader, and, with Genstar’s partnership, we will look for creative new ways to grow our business organically and identify new investment opportunities as part of our continued development.”

“ERT is already the global leader in its sector yet we believe the company can benefit from our expertise in the pharmaceuticals industry to create positive change that will drive operations at an increased pace,” said Robert Weltman, Managing Director of Genstar. “This is a sector we know well, and the added strength of our operating partners and strategic advisory board will help build ERT into a stronger independent platform company. We are eager to work with ERT’s management team to position this compelling company for sustained growth by implementing growth oriented strategic initiatives, including establishing more strategic relationships with customers and identifying new expansion opportunities.”

For further information on ERT and its technology and services, please email info@ert.com, call +1 215 972 0420 or visit www.ert.com

About ERT

ERT (www.ert.com) is a global technology-driven provider of health outcomes research services supporting biopharmaceutical sponsors and Contract Research Organizations (CROs) to achieve their drug development and healthcare objectives. ERT harnesses leading technology coupled with reliable processes and scientific expertise to collect, analyse and report on clinical data to support the determination of health outcomes critical to the approval, labelling and reimbursement of pharmaceutical products. ERT is the acknowledged industry leader in centralized cardiac safety, respiratory efficacy services, electronic Patient Reported Outcomes (ePRO) and Clinical Outcomes Assessment solutions.

About Genstar Capital, LLC

Genstar Capital (www.gencap.com) is a leading private equity firm that has been actively investing in high quality companies for more than 20 years. Based in San Francisco, Genstar works in partnership with its management teams and its network of operating executives and strategic advisors to transform its portfolio companies into industry-leading businesses. Genstar has more than $3 billion of committed capital under management and targets investments focused on selected sectors within the life science, healthcare services, software and software services, insurance and financial services, and industrial technology industries.

Media Contacts:

ERT:

Patrick Hughes

Tel: +44 7703 532 749

phughes@ert.com

Genstar:

Chris Tofalli

Chris Tofalli Public Relations

Tel: 914-834-4334

Michelle Valentine

The Scott Partnership

Tel: +44 1477 539 539

ert@scottpr.com

SOURCE ERT

Investor Relations Tel: +1 866 669 4324 E-mail: ir@ert.com